Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 51 to the registration statement of Global/International Fund, Inc. on Form N-1A ("Registration Statement") of our reports dated December 10, 2001, December 13, 2001, and December 17, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Reports to Shareholders of Scudder Global Bond Fund, Scudder Global Discovery Fund, and Scudder Emerging Markets Income Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Administrative Agreement", "Auditors", and "Experts" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2002